Exhibit 10.1

Compensation Plan
for Independent Directors of the Board of Directors of
Ultimate Escapes, Inc.

November 18, 2009

[1] Cash compensation for serving on Board
•	$40,000 per year
•	Payable quarterly
•	Board members need to attend at least 70% of all meetings, be they in person or telephonic (though assumes no more than 4 in person meetings per year)

[2] Cash Compensation for Chair a Committee
•	Audit - $10,000 per year
•	Comp & Nominating - $5,000 per year
•	Payable quarterly

[3] Fair Market Value Option Grants
•	$50,000 worth of options for Common Stock, priced at the market close, day of grant. Number of actual options granted to be determined by a Black-Sholes model of option value.
•	Vests 25% per quarter
•	Single Trigger, Full Acceleration on Change of Control
•	10 year term
•	Additional grants TBD on an annual basis

[4] Par Value Option Grants
•
$20,000 worth of options for Common Stock, with number of options granted to be determined based on market price at the market close on day of grant, in consideration for service through December 31, 2010

•	Exercise price of $0.0001 per share
•	Vests 25% per quarter
•	Single Trigger, Full Acceleration on Change of Control
•	Additional grants TBD on an annual basis

[5] Property Use
[a]
•	Use of properties for a total of 14 days per calendar year
•	Usage is only on a “space available” basis (defined as available at 30 days from the target stay date)
•
For tax purposes it determining the compensation of said grant, the cost of stay will be the nominal per night cost of that property to the Company, with any appropriate discounts for seasonality, demand, etc applied

[b]
•	At each director’s individual option, they may forgo part of their cash compensation, to utilize an additional 14 days at one of the Company’s properties.
•	Usage has no limitations, but as such, the CEO must approve the target use of to-be-determined property.
•	The rate for usage in sub-section [b] is the market rate for said property and the amount will be deducted from the director’s cash compensation for the quarter in which the stay occurs.

[6] Reimbursable expenses
•	Reasonable travel costs to and from the Company for Board meetings
•	Reasonable accommodations to attend Board meetings
•	Phone charges for Board calls
•
Any reasonable expenses (ie, lunch, dinner) with a valid, direct tie to UEI business and long-term value of shareholders – please note that any amount above $250 should be discussed with the CEO in advance

[7] Tom McMillen
Appoint as non-executive Vice Chair of the Board, and in that role, he will assist with member recruitment, capital markets efforts, business development and general strategy

•	1 year term commencing 12/1/2009 but renewable annually
•	$60,000 cash per annum, payable in arrears in equal installments on the Company’s payroll schedule
•
$60,000 per annum in options for Common Stock with an exercise price of $0.0001 per share, payable in equal quarterly installments, with number of options granted to be determined based upon the 20 day average closing price of the stock at the end of each quarter.  Options issuable in arrears (first issuance February 28, 2010).  The stock to be issued upon exercise of the options will have piggy back registration rights.  Upon the approval by the Company’s stockholders of an “omnibus” equity plan, future grants will be for restricted stock rather than options.